UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Emtec, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EMTEC, INC.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 4, 2010

Dear Stockholders,

The Annual Meeting of Stockholders of Emtec, Inc. (the “Company”) will be held at The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054, on Thursday, February 4, 2010, commencing at 10:00 a.m for the following purposes:

•	To elect two Class A directors to the Board of Directors to serve for a term ending at the 2013 Annual Meeting and until their respective successors have been elected and qualified;
•	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2010; and
•	To attend to any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The proxy statement, form of proxy and annual report are also available at www.emtecinc.com. The record date for determining those stockholders who will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof is December 29, 2009. The stock transfer books of the Company will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

You are cordially invited to attend the meeting in person. We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us – Investor Relations” if you require directions to the meeting. By following the link, you will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy, which is solicited by us and our Board of Directors, and promptly return it in the pre-addressed envelope provided for that purpose. Any stockholder may revoke his or her proxy at any time before the Annual Meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

EMTEC, INC.

By:	Sam Bhatt, Secretary

Marlton, New Jersey
December 29, 2009

EMTEC, INC.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 4, 2010

This proxy statement and the accompanying proxy card are being mailed beginning on or about December 30, 2009 to the owners of shares of common stock of Emtec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on February 4, 2010, at 10:00 a.m. at The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054 and any adjournment thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting and as further discussed herein. This proxy procedure is necessary to permit all holders of our common stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors (the “Board”) does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 31, 2009, accompanies this proxy statement.

i

QUESTIONS AND ANSWERS

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than two, to whom you wish to give your proxy.

Q:	WHO IS SOLICITING MY VOTE?
A:	This proxy solicitation is being made on behalf of us and our Board of Directors. Proxies are being solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our common stock.
Q:	WHO IS ENTITLED TO VOTE?
A:	Stockholders as of the close of business on December 29, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, 15,742,431 shares of our Common Stock were outstanding and eligible to vote. Every holder of Common Stock is entitled to one vote for each share held. A list of stockholders eligible to vote will be available at our principal place of business, 525 Lincoln Drive West, 5 Greentree Center, Suite 117, Marlton, New Jersey, beginning January 5, 2010. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.
Q:	WHO WILL COUNT THE VOTE?
A:	Representatives of our transfer agent, Zions Bank, will count the votes.
Q:	IS MY VOTE CONFIDENTIAL?
A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Zions Bank, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Zions Bank to tabulate and certify the vote and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.
Q:	WHAT IS A QUORUM?
A:	A “quorum” is a majority of the outstanding shares of our common stock entitled to vote on December 29, 2009. These shares must be present at the Annual Meeting, in person or by proxy, for the meeting to be held for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS?
A:	Assuming a quorum is present, the directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. Because directors are elected by a plurality of the votes cast by the holders of shares entitled to vote, abstentions will have no effect on Item 1. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Item 2. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Broker non-votes are not counted in determining whether there is a plurality for any director under Item 1 or whether the affirmative vote required for the approval of Item 2.
Q:	HOW DOES THE BOARD RECOMMEND I VOTE?
A:	The Board recommends a vote “FOR” the Board nominees (Item 1), and “FOR” the ratification of the Board of Directors’ appointment of McGladrey & Pullen, LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 2).
Q:	WHO CAN ATTEND THE ANNUAL MEETING?
A:	All stockholders as of December 29, 2009, the record date, can attend. If your shares are held through a broker and you would like to attend, please bring a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker) to gain entrance to the Annual Meeting.
Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Gregory P. Chandler, our Chief Financial Officer, to vote on such matters at their discretion.
Q:	WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A:	As of December 29, 2009, Mr. Desai beneficially owned a total of 8,755,047 shares of our Common Stock (52.9%), 7,821,815 of which are owned through DARR Westwood LLC, in which he is a sole member and 600,000 of which are owned through DARR Emtec LLC, in which he is a member, and Mary Margaret Grabel, spouse of Keith Grabel, a current director, owned 2,255,454 shares (14.0%). Mr. Grabel is not standing for re-election as a director at this meeting.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors (the “Board”). The Board delegates the conduct of business to the Company’s senior management team. Although our non-employee directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board and Committee Meetings

Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. During the fiscal year ended August 31, 2009, the Board held eight meetings. Each director attended all of the meetings, except Mr. Gregory L. Cowan, who attended all of the meetings since joining the Board on July 10, 2009. The Chairman usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may also raise other matters at the meetings.

We have a Code of Ethics, which was adopted in July 2004 and amended and adopted in its current form in July 2009, applicable to all of the Company’s employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, as well as the members of our Board. The Code of Ethics seeks to ensure compliance with all applicable laws and to maintain the highest standards of ethical conduct. The Code of Ethics sets out basic principles and methodology to help guide all of our officers, directors and employees in the attainment of this common goal.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Any stockholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for Board membership, and should be sent to Emtec, Inc., 525 Lincoln Drive West, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053, Attention: Sam Bhatt. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the Board.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us – Investor Relations.” By following the link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone or mail that are directed to the Board are forwarded to the Board by one of our officers.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings, although all directors are encouraged to attend the meeting. All directors who were directors at the time attended our 2009 Annual Meeting of Stockholders held on February 2, 2009.

Director Independence

The Board of Directors has determined that two of its members, Robert Mannarino and Gregory L. Cowan, would be considered independent under the current NASDAQ listing standards if those standards were applicable to the Company.

Committees of the Board of Directors.   The Board of Directors has established two standing committees.

Audit Committee — assists the Board of Directors in monitoring: (i) the integrity of the consolidated financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. Each of the members of the Audit Committee is independent as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and would be independent under the NASDAQ listing standards if those standards were applicable to the Company. The Audit Committee met eight times during 2009. The Audit Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com. Please note that information on our website is not incorporated by reference into this Proxy Statement. The current members of the Audit Committee are Mr. Cowan (Chairman) and Mr. Mannarino. The Board has determined that Mr. Cowan is an audit committee financial expert, as described in Rule 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board had also previously determined that Mr. Chandler was an audit committee financial expert at the time he served on the audit committee prior to his becoming the Chief Financial Officer of the Company.

Compensation Committee — reviews and determines compensation arrangements for the Chief Executive Officer and President and the other executive officers. The Compensation Committee also oversees our equity compensation plans and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com. The Compensation Committee held thirteen meetings during 2009. The current members of the Compensation Committee are Mr. Mannarino (Chairman) and Mr. Cowan. Each member of the Compensation Committee would be “independent” as defined under the NASDAQ listing standards if those standards were applicable to the Company.

Nominating and Corporate Governance — At this time, given that after the Annual Meeting the Board will consist of five members, two of whom would be considered “independent” under the current NASDAQ listing standards if those standards were applicable to the Company, the Board has concluded that all members of the Board of Directors should convene for purposes of considering potential candidates to the Board. We expect that the Board will continue to review whether formation of a nominating and governance committee is appropriate.

The directors who would be considered “independent” under the current NASDAQ listing standards if those standards were applicable to the Company (the “Independent Directors”) will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Independent Directors will use to evaluate candidates is set forth on page 3 under the subheading “Board and Committee Meetings” and on page 25 under the heading “Stockholder Proposals for the 2011 Annual Meeting.”

ELECTION OF DIRECTORS
ITEMS 1 ON PROXY CARD

Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws provide that our business will be managed by a Board of Directors. Prior to the 2010 Annual Meeting, our Board of Directors has six directors, divided into two classes. Five of the directors are Class A directors and one of the directors is a Class B director. Each of the Class A directors serves for a term of three years or until his successor is elected and qualified and the Class B director serves for a term of one year or until his successor is elected and qualified. Mr. Grabel, the sole Class B director, is not standing for re-election and the Board does not currently expect to fill the vacancy by electing another Class B director.

Director candidates are nominated by the Board of Directors. The Board of Directors did not receive any stockholder recommendations for a director candidate to be considered for election at the Annual Meeting.

At the Annual Meeting, two Class A directors are to be elected. Mr. Mannarino and Mr. Cowan have consented to being named as nominees for director of the Company and have agreed to serve if elected. We do not anticipate that either of them will be unable to stand for election. If that occurred, the Board would designate a substitute. If a substitute were designated, the shares represented by proxy will be voted for the substituted candidate designated by the Board of Directors. You may vote for or withhold from voting on this matter. Assuming a quorum is present, director elections are determined by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote in such election.

Information about the Nominees

Nominees for election to the Board of Directors, as Class A directors, for a three-year term expiring in 2013.

Robert Mannarino	Director since May 24, 2006

Director.   Mr. Mannarino, age 52, is currently the President of Boardroom Associates, a strategy consulting firm. Prior to this, Mr. Mannarino served as the Chairman, CEO and President of RewardsPlus, a benefits administration outsourcing firm. Mr. Mannarino also previously served as the President and Chief Operating Officer of two public companies, ICT Group and CDI Corporation, respectively. Mr. Mannarino has also served as the Chief Operating Officer of Checkfree’s Investment Services business and held senior positions at ADP and Citigroup. Mr. Mannarino received an MBA from the University of Chicago Graduate School of Business and a Bachelor of Science Degree in Computer Science from Union College.

Gregory L. Cowan	Director since July 10, 2009

Director.  Mr. Cowan, age 56, is currently the Senior Vice President and Chief Financial Officer of VWR Funding, Inc. (“VWR”). Mr. Cowan has held this position at VWR since June 2009. Mr. Cowan joined VWR in December 2004. Prior to assuming his current position, he served as Vice President and Corporate Controller at VWR. Before joining VWR, Mr. Cowan spent approximately five years at CDI Corporation in various senior financial positions, including Corporate Controller, Senior Vice President and Chief Accounting Officer and Chief Financial Officer. Prior to CDI Corporation, he was Vice President of Internal Audit at Crown Cork and Seal Company, Inc. for approximately six years and a senior manager at PricewaterhouseCoopers, LLC, where he served in various audit capacities, for eleven years. Mr. Cowan graduated from Rutgers University with a degree in Accounting and is a Certified Public Accountant.

Board Recommendation

Your Board of Directors unanimously recommends a vote FOR the election of Mr. Mannarino and Mr. Cowan as Class A directors.

Current Directors whose terms expire in 2012

Dinesh R. Desai	Director since August 5, 2005

Chairman, Chief Executive Officer and President.   Mr. Desai, age 60, has served as the Chairman of the Board, Chief Executive Officer and President of the Company since August 2005. From 1986 to August 2005, Mr. Desai was the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm. Since 2004, he has also served as Chairman on the Board of Directors of Emtec Federal, Inc. (formerly Westwood Computer Corporation). Mr. Desai was a President, CEO, Co-Chairman and an owner of Western Sky Industries (“Western Sky”), a manufacturer of highly engineered, proprietary component parts used primarily in aerospace applications. Western Sky grew from approximately $3 million in revenues to over $170 million in revenues during the 1990’s prior to being sold to McKechnie P.L.C., in 1999. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a Nonprofit Organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Masters of Science Degree in both chemical and industrial engineering from Montana State University. He earned a Masters in Business Administration from Temple University in 1978.

Brian McAdams	Director since August 5, 2005

Director and Vice Chairman.   Mr. McAdams, age 67, has been Director and Vice Chairman of the Company since August 2005. From 2001 to August 2005, Mr. McAdams served as a Senior Partner with DARR Global Holdings, Inc., as the Vice Chairman of Emtec Federal, Inc. (formerly Westwood Computer Corporation), the CEO of Passport Express Services, Inc., and the CEO of My Help Desk, Inc. He has held prior positions as director at two public companies: Crusader Bank Corporation and National Media Corporation, where he served as both Chairman and CEO.

Gregory Chandler	Director since August 5, 2005

Director, Chief Financial Officer and President of Emtec Global Services Division: Mr. Chandler, age 43, has been Director since August 2005 and since April 2009, Mr. Chandler has been Chief Financial Officer of the Company and President of the Company’s Global Services division. Prior to April 2009 and from February 1999, Mr. Chandler served as the Managing Director and Group Head of Janney Montgomery Scott LLC’s Business Services Investment Banking Practice. Prior to February 1999 and from August 1995, Mr. Chandler was a consultant at PricewaterhouseCoopers advising companies in restructuring their back office financial operations. Mr. Chandler received his MBA from Harvard Business School, a B.S. in Engineering from the United States Military Academy at West Point and is also a Certified Public Accountant.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed the firm of McGladrey & Pullen, LLP (“McGladrey”), as the independent registered public accounting firm, to audit and report on our consolidated financial statements for our fiscal year ending August 31, 2010. Although the submission to stockholders of the appointment of McGladrey is not required by law or the Company’s Amended and Restated Bylaws, the Audit Committee and the Board of Directors believe it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of McGladrey are expected to attend the Annual Meeting. They will have the opportunity to speak at the meeting if they desire to do so and will also be available to respond to appropriate questions.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees

The following table sets forth the aggregate fees incurred by us for the fiscal years ended August 31, 2009 and 2008 to our principal auditing firm:

	2009	2008
Audit Fees	$321,310	$322,407
Audit Related Fees	—	—
Tax Fees	71,870	41,100
All Other Fees	10,740	15,600
Total	$403,920	$379,107

Audit Fees:   The Audit Fees for the fiscal years ended August 31, 2009 and 2008 were for professional services rendered for the audits of the financial statements of the Company, quarterly reviews and assistance with the review of documents filed with the Securities and Exchange Commission.

Tax Fees:   The Tax Fees for the fiscal years ended August 31, 2009 and 2008 were for permitted services performed in connection with the preparation of federal and state income tax returns. Tax fees also include tax consulting related to the Company’s tax estimates and tax planning relating to proposed acquisitions.

All Other Fees:   All other fees consist of services relating to filings of Form 8-K and acquisitions completed during the current year.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.

All the services described above were pre-approved by our Audit Committee. In accordance with the charter of our Audit Committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the Audit Committee. In assessing requests for services by the independent auditor, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

In making its recommendation to ratify the appointment of McGladrey as our auditor for the current fiscal year, the Audit Committee has considered whether the non-audit services provided by McGladrey are compatible with maintaining the independence of McGladrey.

Your Board of Directors unanimously recommends a vote FOR the ratification of the selection of McGladrey & Pullen, LLP as the auditors of the Company.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, and is composed of two independent Directors who are not officers or employees of the Company. In fiscal 2008 through April 30, 2009, the Audit Committee consisted of Gregory Chandler and Robert Mannarino, and from July 10, 2009, the Audit Committee consisted of Gregory L. Cowan and Robert Mannarino. The Audit Committee operates under a written charter that was adopted in July 2006 by the Board of Directors. The Audit Committee held eight official meetings during the fiscal year ended August 31, 2009. The Audit Committee Charter can be accessed on the Internet via the Company’s website at www.emtecinc.com.

All current members of the Company’s Audit Committee are independent within the meaning of Rule 10A-3(b)(1) of the Securities and Exchange Commission. Gregory L. Cowan, the Chairman of the Audit Committee meets the definition of “audit committee financial expert” (as defined by the Securities and Exchange Commission).

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principals generally accepted in the United States (“GAAP”). The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with the independent auditors. The Audit Committee has also discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 114 and such other matters as are required to be discussed under auditing standards generally accepted in the United States.

The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors their independence. The Audit Committee reviews and approves any non-auditing services to be provided by McGladrey & Pullen, LLP prior to the firm being retained to perform such services.

The Audit Committee members are not employees of the Company and are not auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectively and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent accountants are in fact “independent.”

The Audit Committee has reappointed, subject to stockholder ratification, the firm of McGladrey & Pullen, LLP, certified public accountants, as the Company’s independent registered public accounting firm to audit and report upon the Company’s financial statements for 2010. In appointing McGladrey & Pullen, LLP as the Company’s auditors for the year ending August 31, 2010, the Audit Committee has considered whether McGladrey & Pullen, LLP’s provision of services other than audit services are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
GREGORY L. COWAN, CHAIRMAN
ROBERT J. MANNARINO

EXECUTIVE COMPENSATION

Our executive compensation program is based on principles designed to align executive compensation with our business strategy of creating wealth for our stockholders and creating long-term value for the business. The Compensation Committee believes that executive compensation tied to the execution of a sound business strategy achieves stockholder value. Our compensation policy for executives is intended to further our interests, as well as those of our stockholders, by encouraging growth of our business through securing, retaining and motivating management employees of a high caliber who possess the skills necessary to our development and growth. The following disclosure provides an overview of the compensation of our Principal Executive Officer, our two most highly compensated executive officers (other than our Principal Executive Officer) for the 2009 fiscal year who were serving as executive officers as of the end of the 2009 fiscal year and, in accordance with SEC rules, one of our former executive officers who would have been considered one of our two most highly compensated executive officers (other than our Principal Executive Officer) for the 2009 fiscal year if he had been serving as an executive officer as of the end of the 2009 fiscal year. We refer to these individuals throughout this disclosure as the “named executive officers.”

Summary Compensation Table

The following table sets forth the aggregate compensation that we paid for services rendered by our named executive officers during the fiscal years ended August 31, 2009 and August 31, 2008.

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Dinesh R. Desai Chairman, Chief Executive Officer and President	2009	281,481	58,265	43,197	50,235	318,246	751,423
	2008	285,000	—	45,129	53,364	295,901	679,395

Ronald A. Seitz President – Emtec Systems	2009	264,706	54,271	39,615	46,791	35,233	440,617
	2008	262,500	—	39,590	51,609	35,120	388,820

Brian McAdams Director and Vice Chairman	2009	206,527	25,543	25,342	22,022	9,534	288,968
	2008	210,000	—	31,670	23,593	9,230	274,493

Keith Grabel(1) Director and Former President of Sales & Marketing	2009	168,284	—	(30,244)	—	257,036	395,076
	2008	250,000	—	39,590	28,087	335,789	653,466

(1)	Mr. Grabel’s employment agreement with Emtec Federal expired on April 15, 2009 and was not renewed. As a result, Mr. Grabel’s employment relationship with Emtec Federal ended. However, Mr. Grabel will continue to serve on our Board of Directors until the date of the annual meeting and also continues to provide services to the Company as a consultant.
(2)	Amounts reported for 2009 with respect to Mr. Grabel represent the base salary he received during the 2009 fiscal year while he was employed by Emtec Federal ($166,034) and the directors fees that he received (in cash) after his employment with Emtec Federal ended ($2,250). Mr. Grabel did not receive any payments for his service as a director while he was employed by Emtec Federal. Messrs. Desai’s, Seitz’s and McAdams’ base salaries as of the date of this Proxy Statement are $310,000, $288,750 and $220,500, respectively.
(3)	Amounts in this column represent the discretionary portion of the cash bonuses paid to our named executive officers in respect of the 2009 fiscal year under our Senior Management Annual Incentive Plan.
(4)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in fiscal years 2009 and 2008 under Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”) (excluding amounts for forfeitures), for shares of restricted stock granted in fiscal years 2009, 2008 and prior fiscal years. The fair market value of each restricted stock award described in the table is equal to the market price of our Common Stock on the date of grant. Although the amounts included in the table do not reflect estimated forfeitures, the amounts actually recognized in our consolidated financial statements are reduced, in accordance with FAS 123(R), for estimated forfeitures. As the result of Mr. Grabel’s employment relationship with Emtec Federal ending, he forfeited 87,026 shares of restricted stock that had not vested. The amount reported in the “Stock Awards” column for Mr. Grabel for the 2009 fiscal year represents the reversal of the accounting charges we previously incurred in the 2008 fiscal year with respect to Mr. Grabel’s forfeited restricted stock awards. There were no other forfeitures by our named executive officers in fiscal years 2009 and 2008.
(5)	Amounts in this column represent the cash portion of the bonuses paid to our named executive officers under our Senior Management Annual Incentive Plan in respect of the 2009 fiscal year due to the achievement of specified performance targets.
(6)	The amounts reported for each of the named executive officers in “All Other Compensation” are shown below:

Name	Year	Perquisites and Other Personal Benefits ($) (a)	Promissory Notes ($) (b)	Company Contributions to 401(k) Plan ($)	Consulting Fees ($)	Total ($)
Dinesh R. Desai	2009	7,810	309,142	1,294	—	318,246
	2008	5,949	288,801	1,151	—	295,901
Ronald A. Seitz	2009	33,000	—	2,233	—	35,233
	2008	33,000	—	2,120	—	35,120
Brian McAdams	2009	5,996	—	3,538	—	9,534
	2008	5,996	—	3,234	—	9,230
Keith Grabel	2009	7,929	202,695	2,912	43,500	257,036
	2008	17,644	315,522	2,623	—	335,789

(a)	Amounts shown in this column include the following for each named executive officer:

Name	Year	Automobile Allowance ($)	Home Office ($)	Life Insurance ($)	Club Dues ($)	Cash Allowance ($)	Total ($)
Dinesh R. Desai	2009	—	—	—	7,810	—	7,810
	2008	—	—		5,949	—	5,949
Ronald A. Seitz	2009	15,000	—	—	—	18,000	33,000
	2008	15,000	—	—		18,000	33,000
Brian McAdams	2009	—	5,996	—	—	—	5,996
	2008	—	5,996	—	—	—	5,996
Keith Grabel	2009	4,554	—	—	3,375	—	7,929
	2008	10,818		1,048	5,778	—	17,644

(b)	See “Other Material Items of Compensation and Perquisites” below and “Certain Relationships and Related Transactions” for more information about the amounts in these columns.

Narrative Disclosure to Summary Compensation Table

Annual Bonus Compensation

Each of the named executive officers (other than Mr. Grabel) currently participates in the Senior Management Annual Incentive Plan (the “Incentive Plan”), under which they are eligible to receive annual bonuses based on our achievement of annual performance goals and, if applicable, their achievement of individual performance goals. The Company’s performance goals for any fiscal year may be based on net income before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, business unit or departmental objectives, some combination of the foregoing or any other performance factors or ratios as the Compensation Committee may determine appropriate. The named executive officers’ target bonus opportunity under the Incentive Plan is based on a percentage of their base salary or a specific dollar amount. The threshold, or minimum, bonus that may be earned by a named executive officer is 25% of his target bonus opportunity. Subject to the discretion of the Compensation Committee, no bonus is paid unless the threshold level of performance is achieved. The maximum bonus that the named executive officers may receive, which equals 200% of their target bonus opportunity, will be awarded only if we achieve at least 130% of our financial performance objectives.

Bonuses for the 2009 fiscal year were based on the Company’s attainment of specified levels of EBITDA and earnings per share. Seventy-five percent (75%) of the 2009 fiscal year bonus was based on the attainment of EBITDA and the remaining twenty-five percent (25%) was based on the attainment of earnings per share. The Compensation Committee approved the following threshold, target and maximum bonus opportunities and payment forms under the Incentive Plan for the named executive officers (other than Mr. Grabel) for the 2009 fiscal year:

Name	2009 Threshold Bonus Opportunity	2009 Target Bonus Opportunity	2009 Maximum Bonus Opportunity	% Cash	% Restricted Stock
Dinesh R. Desai, Chairman, President and Chief Executive Officer	12.5% of Base Salary	50% of Base Salary	100% of Base Salary	70%	30%
Ronald A. Seitz, President – Emtec Systems	12.5% of Base Salary	50% of Base Salary	100% of Base Salary	70%	30%
Brian McAdams Vice Chairman	7.5% of Base Salary	30% of Base Salary	60% of Base Salary	70%	30%

For the 2009 fiscal year, the Company exceeded both the EBITDA and earnings per share thresholds but did not achieve the target level of performance for either measure. As the result, each named executive officer (other than Mr. Grabel) earned 25% of his target bonus for achieving the threshold levels of EBITDA and earnings per share, plus an additional 21.43% of his target bonus for exceeding the threshold levels of EBITDA and earnings per share (determined pro-rata based on the amount by which actual EBITDA and earnings per share exceeded threshold EBITDA and earnings per share), for a total bonus earned under the Incentive Plan equal to 46.43% of target bonus. However, based on several factors described below, the Compensation Committee exercised its discretion to award members of the executive management team, including the named executive officers (other than Mr. Grabel), bonuses under the Incentive Plan equal to their target bonus for the 2009 fiscal year. In determining that it was more appropriate to award each named executive officer his target bonus for the 2009 fiscal year, the Compensation Committee considered numerous factors, including aggressive budget targets for 2009, excellent financial performance in a turbulent economic environment, progress towards long-term strategic goals, one-time charges, the restructuring and improvement of executive and senior management teams and the following positive performance highlights for the 2009 fiscal year:

•	Services and consulting revenue increased 171.5% (from $20.6 million to $55.8 million);
•	Services and consulting revenue increased to 24.9% from 9.7% as a percentage of total revenue;
•	Overall gross margin rose to 14.7% from 12.8%; and
•	Long term debt, including the current portion of long term debt, was reduced by $2.4 million.

Accordingly, Messrs. Desai, Seitz and McAdams received bonuses under the Incentive Plan for the 2009 fiscal year equal to $155,000, $144,375 and $67,950, respectively. Mr. Grabel did not receive a bonus for the 2009 fiscal year due to the end of his employment relationship with Emtec Federal. Seventy percent (70%) of each named executive officer’s bonus was paid in cash and the remaining thirty percent (30%) was paid in the form of a restricted stock award that was granted on December 15, 2009 and is scheduled to vest in full on December 15, 2010, subject to continued employment on that date. Based on the market value of our Common Stock on December 15, 2009, Mr. Desai received 46,040 shares of restricted stock, Mr. Seitz received 42,884 shares of restricted stock and Mr. McAdams received 21,183 shares of restricted stock. The cash portion of these bonus awards that was received based on the achievement of EBITDA and earnings per share targets is reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” and the cash portion of these bonus awards that was paid in the discretion of the Compensation Committee is reported in the Summary Compensation Table under the column titled “Bonus.”

Equity-Based Incentive Compensation

In addition to the equity grants described above in the “Annual Bonus Compensation” section, on November 26, 2008, Messrs Desai, Seitz, McAdams and Grabel received grants of 69,583, 67, 294, 30,763 and 36,623 shares of restricted stock, respectively, as part of their 2008 fiscal year awards under the Incentive Plan. In accordance with the terms of the grants, Messrs. Desai’s, Seitz’s and McAdams’ shares of restricted stock vested on November 26, 2009 and Mr. Grabel’s restricted stock grant was forfeited when his employment relationship with Emtec Federal ended.

Other Material Items of Compensation and Perquisites.

Dinesh Desai

On February 5, 2007 in connection with the termination of a Management Services Agreement between Emtec Federal and DARR Global Holdings, Inc. (“DARR Global”), Emtec Federal issued a subordinated promissory note to DARR Global. The principal amount of the note is $1,002,900, and interest on the unpaid principal amount is payable at a rate of five percent (5%) per annum. Because all amounts due under the notes issued to Mr. Grabel, Mary Margaret Grabel and Four Kings Management LLC were paid in full in fiscal year 2009, Emtec Federal must repay the note at a rate of $350,000 per annum (prior to the payment of all amounts due under such notes, Emtec Federal was required to repay the note in favor of DARR Global at the rate of $250,000 per annum). During the 2009 and 2008 fiscal years, Emtec Federal paid a total of $309,142 and $288,801 in interest and principal on this note, respectively. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

Keith Grabel

On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Mr. Grabel, Emtec Federal issued a subordinated promissory note to Mr. Grabel in the principal amount of $671,300. Interest on the unpaid principal balance of the note is payable at a rate of five percent (5%) per annum. The note reached maturity on April 16, 2009 and was paid in full. Until April 16, 2009, Emtec Federal made monthly payments to Mr. Grabel equal to 3.70% of the principal amount, and all interest then accrued and unpaid, on the note. During the 2009 and 2008 fiscal years, Emtec Federal paid a total of $202,695 and $315,522 in interest and principal on this note, respectively. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

In addition, effective April 17, 2009, we entered into a consulting agreement with Mr. Grabel. Pursuant to this consulting agreement, Mr. Grabel earns a fixed monthly consulting fee of $10,000, plus an additional fee of $150 per hour for each hour of services provided by Mr. Grabel in excess of 100 hours (measured on a monthly basis). Mr. Grabel is also entitled to be reimbursed for expenses incurred by him in connection with providing consulting services. This consulting agreement may be terminated by us or Mr. Grabel at any time upon providing 60 days advance written notice.

The Company also provided Mr. Grabel with a discretionary stock grant on December 9, 2009 for 87,026 shares of stock as consideration for his continuing service to the Company as a director and as a consultant. These shares of stock became fully vested on December 10, 2009.

Employment Agreements

Ronald Seitz

On February 25, 2009, we entered into an employment agreement with Ronald Seitz, pursuant to which Mr. Seitz will continue to serve as the President of Emtec Systems. The agreement terminates on August 31, 2010, although it may be extended annually for additional one-year periods with the mutual consent of the parties. Under the terms of this agreement, Mr. Seitz is entitled to receive a base salary of $288,750, increasing by 5% on the 5th day of August each year during the term of the agreement. In addition, Mr. Seitz is entitled to participate in the Incentive Plan. During the term of the agreement, Mr. Seitz is also entitled to receive an annual automobile allowance of $15,000 (payable in equal monthly installments), reimbursement for automobile related expenses, an annual cash payment of $12,000 (payable in equal monthly installments) and a monthly cash allowance of $500. Under the terms of the agreement, Mr. Seitz is prohibited from competing against us, and from soliciting any of our customers, suppliers or employees, during his employment and for a period of two years thereafter. Following his termination of employment, Mr. Seitz may be entitled to receive certain payments and benefits from us, as described below in the section entitled “Potential Payments on Termination or Change in Control.”

Brian McAdams

We entered into an employment agreement with Mr. McAdams on June 21, 2006, pursuant to which he serves as our Vice Chairman. The term of Mr. McAdams’ employment agreement expired on August 31, 2009 but was recently extended by us until August 31, 2010. Under the terms of this agreement, Mr. McAdams is entitled to receive a base salary of $226,500. In addition, Mr. McAdams is entitled to participate in the Incentive Plan and to receive a monthly cash payment of $500 to compensate him for additional expenses incurred by him in connection with his employment. Mr. McAdams is also prohibited from competing against us, and from soliciting any of our customers, suppliers or employees, during his employment and for a period of one year thereafter. Following his termination of employment, Mr. McAdams may be entitled to receive certain payments and benefits from us, as described below in the section entitled “Potential Payments on Termination or Change in Control.”

Keith Grabel

On February 5, 2007, Emtec Federal, which was formerly Westwood Computer Corporation, entered into an amended and restated employment agreement with Mr. Grabel pursuant to which Mr. Grabel agreed to serve as Emtec Federal’s President – Sales and Marketing. The term of Mr. Grabel’s employment agreement expired on April 15, 2009 and was not renewed by us. However, pursuant to the terms of Mr. Grabel’s employment agreement, he is prohibited from competing against us, Emtec Federal and Emtec Federal’s subsidiaries until February 5, 2010 and he is prohibited from soliciting any employee, customer or supplier of ours, Emtec Federal or any of Emtec Federal’s subsidiaries until April 15, 2012.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the number of securities underlying outstanding restricted stock awards for each named executive officer as of August 31, 2009. Mr. Grabel had no outstanding restricted stock awards as of that date.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Dinesh R. Desai	11/3/06	57,459 (2)	51,713
	11/26/08	69,583 (3)	62,625
Ronald A. Seitz	2/5/07	50,404 (4)	45,364
	11/26/08	67,294 (5)	60,565
Brian McAdams	2/5/07	40,323 (6)	36,291
	11/26/08	30,763 (7)	27,687

(1)	In accordance with SEC rules, the values shown in this column are based on the closing market price of our common stock as of August 31, 2009, which was $0.90 per share.
(2)	Represents a restricted stock award granted to Mr. Desai on November 3, 2006. 28,730 of these shares vested on November 3, 2009 and the remaining 28,729 shares are scheduled to vest on November 3, 2010.
(3)	Represents a restricted stock award granted to Mr. Desai on November 26, 2008. All of these shares vested on November 26, 2009.
(4)	Represents a restricted stock award granted to Mr. Seitz on February 5, 2007. 25,202 of these shares are scheduled to vest on each of February 5, 2010 and February 5, 2011.
(5)	Represents a restricted stock award granted to Mr. Seitz on November 26, 2008. All of these shares vested on November 26, 2009.
(6)	Represents a restricted stock award granted to Mr. McAdams on February 5, 2007. 20,161 of these shares vested on November 3, 2009 and the remaining 20,162 are scheduled to vest on November 3, 2010.
(7)	Represents a restricted stock award granted to Mr. McAdams on November 26, 2008. All of these shares vested on November 26, 2009.

Additional Narrative Disclosure

Retirement Benefits

We maintain a tax-qualified 401(k) savings plan for all employees who are at least 20 years of age. Eligible employees may enter the plan on the first day of any calendar quarter following their date of hire. Eligible employees may contribute between 2% and 75% of their annual compensation to the plan. We match 25% of the first 6% of compensation contributed by employees. Participants are vested 20% in matching contributions after 2 years of service and vest an additional 20% after each subsequent year of service, becoming fully vested in matching contributions after 6 years of service. Messrs. Desai, Seitz and McAdams currently participate in this plan. During his employment, Mr. Grabel participated in a tax-qualified 401(k) savings plan maintained by Emtec Federal for its employees that provides benefits similar to those provided under our tax-qualified 401(k) savings plan.

Potential Payments on Termination or Change in Control

Dinesh Desai

Mr. Desai is not currently party to any arrangement that entitles him to payments upon his termination of employment or upon a change in control.

Ronald Seitz

Pursuant to his employment agreement, Mr. Seitz’s employment is subject to early termination in the event of his death or disability or in the event that either he or the Company elects to terminate his employment. In the event his employment is terminated for any reason during the term of his employment agreement, Mr. Seitz will be entitled to any earned but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of the Company in which he was a participant during his employment with the Company in accordance with the terms of such plan, policy, program or practice. If, during the term of his employment agreement, Mr. Seitz’s employment is terminated by the Company without cause, by Mr. Seitz for good reason or due to Mr. Seitz’s death or disability, he is entitled to receive his base salary until the later of August 31, 2010 or the date that is 12 months following his termination of employment and a pro-rata bonus payment for the year of his termination. Mr. Seitz’s receipt of continued base salary is subject to his execution of a release of claims in favor of us. If, following a change in control that involves the sale of our assets, Mr. Seitz is offered a position with the acquiring company or its affiliates on terms that are no less favorable than those in effect prior to the change in control, Mr. Seitz will not be entitled to any severance payments upon his termination of employment in connection with the change in control. Mr. Seitz is not contractually entitled to any special benefits upon a change in control.

“Good reason” is defined in Mr. Seitz’s employment agreement as a material reduction in Mr. Seitz’s base salary following a change in control from the rate in effect immediately prior to the change in control. A

“change in control” is defined in Mr. Seitz’s employment agreement to generally mean (i) the acquisition by a person or group of more than 50% of our voting securities, (ii) a sale of more than 75% of our assets during a 12 month period, (iii) a merger, reorganization or consolidation that results in our shareholders owning less than 50% of the voting securities of the surviving entity and (iv) our complete liquidation or substantial dissolution.

Brian McAdams

Pursuant to his employment agreement, Mr. McAdams’ employment is subject to early termination in the event of his death or disability or in the event that either he or the Company elects to terminate his employment. In the event his employment is terminated for any reason during the term of his employment agreement, Mr. McAdams will be entitled to any earned but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of the Company in which he was a participant during his employment with the Company in accordance with the terms of such plan, policy, program or practice. If Mr. McAdams’ employment is terminated by us without cause during the term of his employment agreement, he will be entitled to receive his base salary until the date that is 12 months following his termination of employment. If Mr. McAdams’ employment is terminated due to death or disability during the term of his employment agreement, he is entitled to receive a pro-rata bonus payment for the year of his termination and continued base salary until the date that is 12 months following his termination of employment. Mr. McAdams’ receipt of continued base salary is subject to his execution of a release of claims in favor of us. Mr. McAdams is not contractually entitled to any special benefits upon a change in control.

Keith Grabel

Mr. Grabel did not receive any severance payments as the result of his employment relationship with Emtec Federal ending.

Director Compensation

The table below summarizes the compensation paid by us to each non-employee director for the fiscal years ended August 31, 2009 and August 31, 2008.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)	Total ($)
(a)		(b)	(d)	(h)
Robert Mannarino	2009	34,050	2,833	36,883
	2008	34,200	4,748	38,948
Gregory L. Cowan (1)	2009	—	12,018	12,018
	2008	—	—	—
Gregory P. Chandler (2)	2009	29,450	5,546	34,996
	2008	38,000	4,748	42,748

(1)	On July 10, 2009, the Board of Directors of the Company elected Gregory L. Cowan as a member of the Board of Directors.
(2)	On April 30, 2009, Mr. Chandler was appointed as the Chief Financial Officer of the Company and the President of Emtec Global Services LLC. Mr. Chandler continues to serve as a member of our Board of Directors, but following his appointment as Chief Financial Officer of the Company and President of Emtec Global Services, LLC, he is no longer entitled to receive any fees or other payments for his service as a member of our Board of Directors. The amounts in this table for Mr. Chandler reflect only the compensation that he earned as a director.
(3)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in fiscal years 2009 and 2008 under FAS 123(R) (excluding amounts for forfeitures) for stock options granted in fiscal years 2009, 2008 and prior fiscal years. The fair value of all the awards was estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes. Because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. For fiscal year 2009, the assumptions used were: a dividend yield of 0%; a risk-free interest rate of 1.89% - 3.26%; an expected life of five years; and stock price volatility of 106% - 129%. For fiscal year 2008, the assumptions used were: a dividend yield of 0%; a risk-free interest rate of 3.21%; an expected life of five years; and a stock price volatility of 100.13%. As of August 31, 2009, Messrs. Mannarino, Cowan and Chandler held options to purchase 50,000, 20,000 and 65,000 shares of our common stock, respectively.

Narrative Disclosure to Director Compensation Table

Our policy is not to pay director compensation to directors who are also our employees. Accordingly, following Mr. Chandler’s appointment as the Chief Financial Officer of the Company and the President of Emtec Global Services, LLC, he ceased receiving compensation for his service as a director. Our non-employee directors’ compensation structure is as follows:

•	Annual cash retainer of $10,000 (paid quarterly);
•	Cash fee of $1,000 for each regular meeting of the Board of Directors, each Annual Meeting of Stockholders and each special meeting of the Board of Directors attended in person (a fee of $500 is paid if such meeting is attended telephonically); and
•	Cash fee of $200 for each management meeting attended in person (a fee of $100 is paid if such meeting is attended telephonically).

Additionally, each non-employee director receives an annual grant of stock options to purchase 10,000 shares of our common stock. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred for each Board meeting or committee meeting attended and any other expenses incurred while working in their capacity as a Board member.

Our non-employee directors also receive compensation for serving on our Audit Committee and our Compensation Committee. Our Audit Committee chairperson receives an annual retainer of $4,000 (paid quarterly) and each other member of the Audit Committee receives an annual retainer of $2,400 (paid quarterly). Our Compensation Committee chairperson receives an annual retainer of $2,800 (paid quarterly) and each other member of our Compensation Committee receives an annual retainer of $1,600 (paid quarterly). The members of our Audit Committee and Compensation Committee receive a fee of $500 for each committee meeting attended in person and $250 for each committee meeting attended telephonically. Other than meeting fees, all director compensation is paid on a pro rata basis to any director who joins the Board in the middle of our fiscal year.

MANAGEMENT

The following table sets forth certain information as to each of our executive officers:

Name	Age	Positions and Offices Presently Held
Dinesh R. Desai	60	Chairman of the Board, Chief Executive Officer and President
Gregory P. Chandler	43	Chief Financial Officer and President – Emtec Global Services
Brian McAdams	67	Director and Vice Chairman
Sunil Misra	50	Chief Strategy & Delivery Officer
Ronald A. Seitz	62	President - Emtec Systems
Stephen C. Donnelly	51	Executive Vice President - Business Planning and Analysis, Human Resources and Corporate Development
Sam Bhatt	42	Vice President of Finance and Secretary

Dinesh R. Desai.   Described as a director above.

Gregory P. Chandler.   Described as a director above.

Brian McAdams.   Described as a director above.

Sunil Misra.   Since October 2009, Mr. Misra has been Chief Strategy & Delivery Officer for the Company. Prior to October 2009 and from January 2009, Mr. Misra was the CEO of two boutique strategy consulting firms, Verto Partners LLC and RJN International LLC, providing technology advisory services and assisting a large IT outsourcing firm in the divestment of a non-core business unit. Prior to January 2009 and from August 2006, Mr. Misra was a Vice President at Getronics, NA., an IT Outsourcing and Systems Integration subsidiary of KPN, a European telecom provider. Getronics NA was acquired by CompuCom in August 2008. Prior to August 2006 and from 1988, Mr. Misra has held a number of senior executive roles with global responsibilities at Unisys Corporation. Earlier in his career, Mr. Misra was with Credit Suisse First Boston and with Skantek Corporation. Mr. Misra received his bachelor’s and master’s degree in Electrical Engineering from Indian Institute of Technology (IIT), Delhi, India and Rensselaer Polytechnic Institute in New York, respectively.

Ronald A. Seitz.   Since March 2006, Mr. Seitz has been President of Emtec Systems. Between August 5, 2005 and March 2006, Mr. Seitz was President of Emtec – Southeast Operations. Prior to August 5, 2005, he was our President and Chief Operating Officer since February 2003 and Executive Vice-President and a Director since January 17, 2001 and Executive Vice President of Emtec-NJ since March 1996. Prior to March 1996, he was the Chief Operating Officer of Emtec-NJ. He has been a Director of Emtec-NJ since April 1995. Mr. Seitz was the founder (in 1980) of Charleston, South Carolina-based Computer Source, Inc. (CSI). CSI primarily provided microcomputer systems, network integration, and data communications to mid-size and Fortune 1000 corporations. In April 1995, CSI merged with Landress Information Systems of Mt. Laurel, New Jersey to become Emtec-NJ. Prior to founding CSI, Mr. Seitz was employed for six years as an engineer with the U.S. government in Washington, DC. He graduated from North Carolina State University with a Bachelor of Science degree and from George Washington University with an MBA in computer science. Mr. Seitz also holds a DMD degree from the Dental School at the Medical University of South Carolina.

Stephen Donnelly.   Since May of 2009, Mr. Donnelly has been Executive Vice President - Business Planning and Analysis, Human Resources and Corporate Development. Prior to April 2009 and from August 2005, Mr. Donnelly served as the Company’s Chief Financial Officer. Prior to August 2005, Mr. Donnelly was the Chief Financial Officer of DARR Global Holdings, Inc. a management consulting firm. He has served as an officer for Westwood Computer Corporation since 2004. Prior positions include Manager and Managing Director for Acquisition Management Services, Inc., Director of Operations for a privately-held human resource and employee benefits software developer, and a Financial Manager for a healthcare organization. Mr. Donnelly began his career with the accounting firm of PriceWaterhouse. He is a Certified Public Accountant with a Bachelor’s degree in Accounting from Villanova University.

Sam Bhatt.   Since August 5, 2005, Mr. Bhatt has been Vice President of Finance and Secretary. Prior to August 5, 2005, he was our Vice President of Finance and Treasurer of Emtec since January 17, 2001 and of Emtec-NJ since July 2000. Prior to that and from July 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994). Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 29, 2009, based on information obtained from the persons named below, with respect to the beneficial ownership of our common stock held by:

•	each person known by us to be the owner of more than 5% of our outstanding shares;
•	each director;
•	each executive officer named in the Summary Compensation Table; and
•	all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Dinesh R. Desai	8,755,047	(3)	52.9%
Gregory Chandler	216,114	(9)	1.4%
Brian McAdams	731,591	(4)	4.6%
Sunil Misra	137,900	(8)	0.9%
Ronald A. Seitz	563,749	(7)	3.6%
Stephen C. Donnelly	204,405	(6)	1.3%
Sam Bhatt	81,250	(13)	0.5%
Robert Mannarino	60,000	(11)	0.4%
Gregory L. Cowan	23,333	(14)	0.1%
Keith Grabel	2,043,051	(5)	13.0%
Mary Margaret Grabel	2,255,454	(10)	14.0%
Carla Seitz P.O. Box 2243 Mt. Pleasant, SC 29465	332,858	(12)	2.1%
All executive officers and directors as a group (10 persons)	10,910,818		63.1%

(1)	Each stockholder’s address is c/o Emtec, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053, unless otherwise indicated.
(2)	As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of November 30, 2009.
(3)	7,821,815 shares, including 1,399,327 shares issuable upon exercise of a warrant equal to 8% of the Company’s outstanding common stock, are held by Mr. Desai through DARR Westwood LLC in which he is the sole member. 600,000 shares are held by DARR Westwood LLC through DARR Emtec LLC. Mr. Desai is the sole member of DARR Westwood LLC and may be deemed to have beneficial ownership over the shares in DARR Emtec LLC beneficially owned by DARR Westwood LLC, however, Mr. Desai disclaims beneficial ownership of the shares except to the extent of his pecuniary interest. Also includes 114,919 shares of restricted stock granted on November 3, 2006 which vest over a four-year period, includes 69,583 shares of restricted stock granted on November 26, 2008 which vest over a one-year period, includes 46,040 shares of restricted stock granted on December 15, 2009 which vest over a one-year period and includes 102,690 shares of common stock purchased by Mr. Desai on the open market.

(4)	Includes 600,000 shares held by DARR Emtec LLC in which Mr. McAdams is a member. Also includes 80,645 shares of restricted stock granted on November 3, 2006 which vest over a four-year period, 30,763 shares of restricted stock granted on November 26, 2008 which vest over a one-year period and 20,183 shares of restricted stock granted on December 15, 2009 which vest over a one-year period.
(5)	Includes 1,905,622 shares owned by Margaret Mary Grabel, Mr. Grabel’s spouse. Mr. Grabel disclaims any beneficial ownership in these shares. Also includes 100,806 shares of restricted stock granted on February 5, 2007, of which 50,403 were vested through April 16, 2009 and remaining 50,403 shares were forfeited upon expiration of Mr. Grabel’s employment agreement. Furthermore, includes 87,026 shares of restricted stock granted on December 9, 2009 which vested on December 10, 2009.
(6)	Includes 43,548 shares of restricted stock granted on November 3, 2006 which vest over a four-year period, 30,763 shares of restricted stock granted on November 26, 2008 which vest over a one-year period, 20,094 shares of restricted stock granted on December 15, 2009 which vest over a one-year period and 110,000 shares of restricted stock granted on October 16, 2009, of which 27,500 vested immediately and the remaining restricted shares vest over a three-year period on September 1 of each subsequent year.
(7)	Excludes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse. Mr. Seitz disclaims any beneficial interest in these shares. Also includes 100,806 shares of restricted stock granted on February 5, 2007 which vest over a four-year period, 67,294 shares of restricted stock granted on November 26, 2008 which vest over a one-year period and 42,884 shares of restricted stock granted on December 15, 2009 which vest over a one-year period.
(8)	Includes 137,500 shares of restricted stock granted on December 1, 2009 which vest over a four-year period on October 19 of each subsequent year and 400 shares of common stock purchased by Mr. Misra on the open market.
(9)	Includes 137,500 shares of restricted stock granted on May 5, 2009 which vest over a four-year period on April 30 of each subsequent year, 13,614 shares of restricted stock granted on December 15, 2009 which vest over a one-year period and 65,000 shares issuable upon exercise of options.
(10)	Includes 349,832 shares issuable upon exercise of a warrant equal to 2% of outstanding common stock of the Company.
(11)	Includes 60,000 shares issuable upon exercise of options.
(12)	Excludes 563,749 shares owned by Ronald A. Seitz, Mrs. Seitz’s spouse. Mrs. Seitz disclaims any beneficial ownership in these shares.
(13)	Includes 70,000 shares of restricted stock granted on December 1, 2009 which vest over a four-year period and11,250 shares issuable upon exercise of options.
(14)	Includes 23,333 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Below are the related party transactions which occurred during the fiscal years ended August 31, 2009 and 2008. It is our policy that all related party transactions are approved or ratified by the Company’s Audit Committee. Certain of the transactions described below are pursuant to contractual arrangements entered into by Darr Westwood Technology Corporation (“Darr”) prior to its merger with the Company in 2005.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey. This space is leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, one of our directors, Mrs. Mary Margaret Grabel, spouse of our director, and Mr. David Micales, our Senior Vice President, are members. The original lease term was through April 2009 with monthly base rent of $15,000. We exercised the option to extend the lease for an additional five year term through April 2014, with monthly base rent of $17,250.

We occupy approximately 26,000 square feet of office and warehouse space in a 70,000 square foot building in Suwannee, Georgia. This space is leased from GS&T Properties, LLC, in which Mr. Ronald Seitz, an executive officer of our company, is a passive investor and owns an approximate 10% equity interest. The lease term was through November 2009 with monthly base rent of $15,832. Currently, we are in a process of negotiating the renewal of this lease and are occupying the premises on a month to month basis.

Other Agreements

Subordinated Note held by Darr Westwood LLC.   Emtec Federal issued a promissory note dated April 16, 2004 to Darr Westwood LLC, a Delaware limited liability company, of which Mr. Desai is the sole member, or permitted assigns, whereby Emtec Federal promised to pay to the holder of such note the principal sum of $750,000. The note reached maturity on April 16, 2009 and all outstanding principal and interest was repaid on that date.

Subordinated Note held by Four Kings Management LLC.   Emtec Federal issued a promissory note dated April 16, 2004 to Four Kings Management LLC, a Delaware limited liability company, which is an affiliate of Keith Grabel, or permitted assigns, whereby it promised to pay to the holder of such note the principal sum of $750,000. The note reached maturity on April 16, 2009 and all outstanding principal and interest was repaid on that date.

8% Subordinated Promissory Note held by Darr Westwood LLC.   In connection with our 2005 merger with Darr and in exchange for certain preferred stock in Darr held by Darr Westwood LLC, Darr issued a promissory note dated August 5, 2005 to Darr Westwood LLC whereby it promised to pay to the holder of such note the principal sum of $1,102,794. The note matured on April 16, 2009 and all outstanding principal and interest was repaid on that date.

5% Subordinated Note payable to Keith Grabel.   On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Mr. Grabel, Emtec Federal issued a subordinated promissory note to Keith Grabel in the principal amount of $671,300. The note reached maturity on April 16, 2009 and all outstanding principal and interest was repaid on that date.

5% Subordinated Note payable to Mary Margaret Grabel.   On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Ms. Grabel, Emtec Federal issued a subordinated promissory note to Mary Margaret Grabel in the principal amount of $655,600. The note reached maturity on April 16, 2009 and all outstanding principal and interest was repaid on that date.

5% Subordinated Note payable to DARR Global Holdings, Inc.   On February 5, 2007 in connection with the termination of a Management Services Agreement between it and DARR Global Holdings, Inc. (“DARR Global”), Emtec Federal issued a subordinated promissory note to DARR Global. The principal amount of the note is $1,002,900, and interest on the unpaid principal amount is payable at a rate of five percent (5%) per annum. Emtec Federal must repay the note at a rate of $350,000 per annum in monthly principal payments of $29,166 and all interest then accrued and unpaid on the note. The note reaches maturity on August 5, 2010. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

Family Relationships

Mary Margaret Grabel, the spouse of Keith Grabel, was an employee of Emtec Federal until April 15, 2009 and is the owner of approximately thirteen percent (13%) of our outstanding Common Stock. There are no other family relationships among our directors or officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them during fiscal year 2009 except for the following:

•	Keith Grabel filed a Form 4 on December 10, 2009 for transactions that occurred on April 16, 2009.
•	Gregory L. Cowan filed a Form 4 on July 30, 2009 for transactions that occurred on July 21, 2009.
•	Gregory Chandler, Robert Mannarino, Frank Blaul, Stephen C. Donnelly, Keith Grabel, Ronald A. Seitz, Brian McAdams and Dinesh R. Desai each filed a Form 4 on December 2, 2008 for transactions that occurred on November 26, 2008.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Under SEC rules, qualified stockholders intending to present a proposal at the 2010 Annual Meeting and have it included in our proxy statement must submit the proposal in writing to Gregory P. Chandler, Chief Financial Officer, Emtec, Inc., 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053. We must receive the proposal no later than October 15, 2010, and the proposal must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. Any proposal received after October 15, 2010 will be considered untimely.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing as follows: Secretary, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08619; Telephone: 856-304-4030. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Stockholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy statement or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the year ended August 31, 2009 with the Securities and Exchange Commission on November 25, 2009. A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Stockholder. Requests for copies of the Annual Report should be sent to: Sam Bhatt, Secretary, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08619.

By Order of the Board of Directors

/s/ Sam Bhatt
Sam Bhatt
Corporate Secretary

EMTEC, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned Stockholder of Emtec, Inc. (the “Company”), hereby revoking any contrary proxy previously given, hereby appoints Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Gregory P. Chandler, our Chief Financial Officer, or any one of them (with full power to act alone and to designate substitutes and to make revocations) as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on December 29, 2009, at the 2010 Annual Meeting of Stockholders, to be held at the The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054, on Thursday, February 4, 2010 at 10:00 a.m., or any adjournment or postponement thereof, for the items shown on the reverse and, in the discretion of the proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side). When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals set forth on the reverse side.

(Continued and to be Completed on Reverse Side.)

1.	To elect the nominees listed below as Class A Directors (three year term).

NOMINEES

☐	FOR ALL NOMINEES
☐	Robert Mannarino
☐	Gregory L. Cowan
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS To withhold authority to vote for any individual nominee(s) Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ☒

	FOR	AGAINST	ABSTAIN
2. To ratify the Board’s selection of the firm of McGladrey & Pullen, LLP as independent auditors of the Company.	☐	☐	☐

This proxy confers authority to vote “FOR” the proposals listed unless otherwise indicated. If any other business is transacted at said meeting this proxy shall be voted in accordance with the judgment of the proxies. The Board of Directors recommends a vote “FOR” the listed proposals.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

This proxy is solicited on behalf of the Board of Directors of Emtec, Inc. and may be revoked prior to its exercise.

To change the address on your account, please check the box at right and indicate your new address in the address space on the right. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	New Address:

Signature of Stockholder:  Date:

Signature of Stockholder:  Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.